Exhibit 5.1

August 11, 2006	Mayer, Brown, Rowe & Maw LLP 71 South Wacker Drive Chicago, Illinois 60606-4637

Broadwing Corporation 1122 Capital of Texas Highway Austin, Texas 78746	Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com
Ladies and Gentlemen:
          We have acted as special counsel to Broadwing Corporation, a Delaware corporation (the “Company”), Dorsal Networks, LLC, a Delaware limited liability company, United Cable Holdings, LLC, a Delaware limited liability company, Corvis Operations, Inc., a Delaware corporation, Corvis Equipment, LLC, a Delaware limited liability company, Corvis Government Solutions, Inc., a Delaware corporation, CIII Communications, Inc., a Delaware corporation, Broadwing Communications, LLC, a Delaware limited liability company, Broadwing Communications Real Estate Services, LLC, a Delaware limited liability company, Broadwing Communications Canada, LLC, a Delaware limited liability company, Broadwing Communications Holdings, Inc., a Delaware corporation, Broadwing Communications Corporation, a Delaware corporation and Broadwing Financial Services, Inc., a Delaware corporation (collectively, the “Guarantors,” and together with the Company, the “Registrants”) in connection with the preparation and filing by the Registrants with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3, as it may be amended (the “Registration Statement”), including the prospectus therein at the time the Registration Statement becomes effective, relating to the offering and sale from time to time, pursuant to Rule 415 of the Securities Act, by certain selling holders of the Company’s 3.125% Convertible Senior Debentures due 2026 (the “Debentures”) and shares of common stock of the Company, $0.01 par value per share (the “Shares”), issuable upon conversion of the Debentures. The Debentures are jointly and severally guaranteed on an unsecured basis by the Guarantors (the “Guarantee”). The Debentures were issued pursuant to an Indenture, dated as of May 16, 2006, among the Company, the Guarantors and J.P. Morgan Trust Company, National Association, as trustee.
          As special counsel to the Registrants, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company as we have deemed necessary or appropriate. We have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy

Mayer, Brown, Rowe & Maw LLP

August 11, 2006

and completeness of the originals of all documents, records and certificates submitted to us as copies.
          Based on and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that:
          (i)      The Debentures and the Guarantee endorsed thereon have been duly issued and constitute valid and binding obligations of the Company and the Guarantors, as applicable, enforceable against the Company and the Guarantors, as applicable, in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
          (ii)      The Shares issuable upon conversion of the Debentures have been duly authorized and, when issued and delivered upon conversion of such Debentures, will be validly issued, fully paid and non-assessable.
          We express no opinions as to matters under or involving any laws other than the federal laws of the United States and the laws of the States of Delaware and New York.
          We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” contained therein.
Very truly yours,
MAYER, BROWN, ROWE & MAW LLP